Exhibit 10.1

August 6, 2013

Shawn Farshchi

c/o Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 94065

Dear Shawn:

On behalf of the Board of Directors of Saba Software, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer and President of the Company, effective upon the date (the “Effective Date”) of your written acceptance of this offer letter (the “Offer Letter”), reporting to Company’s Board of Directors. You will also be appointed to the Board of Directors upon your assumption of the Chief Executive Officer (“CEO”) role.

Following are the more specific details of this offer; we believe this is a competitive structure and provides an attractive opportunity to receive substantial compensation as the Company performs. This Offer Letter supersedes in its entirety the previous offer letter effective as of June 1, 2011 between you and the Company.

1.	Position

1.1. Position. The duties, responsibilities and authority of this position shall include such duties, responsibilities and authority as set forth in the Company’s Bylaws, including but not limited to those customarily performed by chief executive officers of similarly situated corporations as well as those duties and responsibilities reasonably assigned to you by the Board of Directors. You agree to serve in a similar capacity for the benefit of any of the Company’s direct or indirect, wholly-owned or partially-owned subsidiaries or affiliates. Additionally, you shall serve in such other capacity or capacities as the Board of Directors of the Company may from time to time prescribe. During your employment by the Company, you shall, subject to Section 1.2, devote your full energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Offer Letter.

1.2. Other Activities. Except upon the prior written consent of the Board of Directors of the Company, you will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place you in a conflicting position to that of, the Company. Notwithstanding the foregoing, you shall be permitted to engage in occasional professional or charitable activities outside the scope of your employment with the Company so long as such activities (A) do not conflict with the actual or proposed business of the Company or any of its subsidiaries or affiliates, and (B) do not affect the performance of your duties hereunder. In addition, subject to the prior written consent of the Board of Directors of the Company and subject to your fiduciary duties to the Company, you shall be permitted to serve as a director of other corporations provided that their businesses are not competitive with the actual or proposed business of the Company or any of its subsidiaries or affiliates and provided further that your service as a director of such other corporations does not interfere with your performance of your duties hereunder. As of the date of this Offer Letter, the Company consents to your current service as a member of the Board of Directors of Support.com (a publicly traded company) and Noosh (a private company). Any such prior written consent may be subsequently revoked in the event that the Board of Directors determines, in good faith, that your position as a director of any such other corporation has developed into a conflict of interest.

1.3. Proprietary Information. You recognize that your employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it. You have previously executed and delivered to the Company, a copy of the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “Employee Proprietary Information and Inventions Agreement”).

2.	Compensation of Executive

2.1. Base Salary. In consideration of the services to be rendered under this Offer Letter, while employed by the Company, Company shall pay you an initial base annual salary of four hundred ten thousand dollars ($410,000.00), less standard deductions and withholdings, payable in regular periodic payments in accordance with Company payroll policy. Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month. Such base salary shall be subject to annual review by the Board of Directors.

2.2. Bonus. You will be eligible to receive bonuses totaling 100% of your base salary annually (such annual amount, the “Target Bonus”), the exact amount of each such bonus to be reasonably determined by the Board of Directors based upon your achieving certain performance criteria and the Company achieving specific financial goals, in each case to be determined by the Board of Directors in consultation with you. Any such bonus shall be payable at the direction of the Board of Directors either after the end of the fiscal year or quarterly after the end of each fiscal quarter, and shall be prorated for partial fiscal periods. Such bonuses shall in no event be paid later than 2  1/2 months after the close of the Company’s fiscal year in which such bonus was earned. In addition, you shall be eligible for such additional bonuses as may be awarded by the Board of Directors in its sole discretion from time to time.

2.3. Stock Option and Restricted Stock Units. Subject to approval by the Board of Directors, you will be granted (i) stock options to purchase 190,000 shares of the Company’s Common Stock at the market price in effect on the date the Board of Directors approves the grant (options to purchase 40,000 shares to vest quarterly over a three year period commencing as of April 4, 2013 and the remaining options to purchase 150,000 shares to vest quarterly over a four year period commencing on the Effective Date) and (ii) restricted stock units (“RSUs”) representing 120,000 shares of the Company’s Common Stock (RSUs representing 20,000 shares to vest annually over a three year period from commencing as of April 4, 2013 and the remaining RSUs representing 100,000 shares to vest annually over a four year period commencing on the Effective Date), in each case pursuant to the Company’s standard form of equity award agreement to be entered into by and between you and the Company (the “Equity Award Agreement”). You acknowledge that the Company’s Registration Statement covering the shares of Common Stock underlying options and RSUs is not presently current due to a delay in certain of Form 10-Q and Form 10-K filings with the Securities and Exchange Commission (the “SEC”). Accordingly, the Board will consider for final approval the option grant and RSU award after such S-8 Registration Statement is able to incorporate current information by virtue of the Company becoming up to date with its SEC filings.

2.3.1. Equity Awards. You have been and may in the future be granted stock options to purchase shares of the Company’s Common Stock and awards of RSUs representing shares of the Company’s Common Stock pursuant to Equity Award Agreements entered into by and between you and the Company. Unless otherwise agreed by the Board, future stock options will vest over the course of four (4) years in 16 equal quarterly installments and future RSU awards will vest over the course of four (4) years in four equal annual installments. Notwithstanding anything set forth in any existing stock options or RSUs or, unless any future Equity Award Agreement contains language expressly modifying the provisions of this Offer Letter, any future stock options or RSU awards, the following additional provisions shall apply:

(a) Immediately prior to the specified effective date of a Change of Control (as defined below) pursuant to which a portion of any stock option or any RSU is neither Assumed (as defined below) nor Replaced (as defined below), such portion of the stock option or RSU that is neither Assumed nor Replaced shall automatically become fully vested and exercisable for all of the shares at the time represented by such portion of the stock option and fully vested for all of the shares at the time represented by such portion of the RSUs; provided that your employment has not terminated. In such event, to the extent not exercised prior to the consummation of such Change of Control, such portion of the stock option shall terminate upon closing of the Change of Control pursuant to the terms of the Company’s applicable Stock Incentive Plan. For the purpose of this Section, the terms below shall have the following meanings:

“Assumed” means that pursuant to a Change of Control either (i) the stock option and RSU award is expressly affirmed by the Company or (ii) the contractual obligations represented by the stock option and RSU award are expressly assumed (and not simply by operation of law) by the successor entity or its parent in connection with the Change of Control with appropriate adjustments to the number and type of securities of the successor entity or its parent subject to the stock option and RSU and the exercise or purchase price thereof which at least preserves the compensation element of the stock option and RSU, respectively, existing at the time of the Change of Control as determined in accordance with the instruments evidencing the agreement to assume the stock option and RSU award.

“Replaced” means that pursuant to a Change of Control the stock option and RSU award is replaced with comparable stock awards or a cash incentive program of the Company, the successor entity (if applicable) or parent of either of them which preserves the compensation element of such award existing at the time of the Change of Control and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such stock option and RSU.

2.4. Benefits. You shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k), deferred compensation or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management. You shall be provided such perquisites of employment, including four (4) weeks paid vacation, and all paid holidays and sick leave as are provided to all other members of the Company’s senior executive management. The Company reserves the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referred to in this Section 2.4 in a manner that equally affects all senior executives at any time without recourse by you. You shall also be entitled to reimbursement of all reasonable expenses incurred by you in the performance of your duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time.

2.5. Legal Fees Incurred in Connection with Negotiating this Offer Letter. The Company shall reimburse you for reasonable, documented legal fees of up to $5,000.00 incurred in the negotiation and documentation of this Offer Letter.

2.6. Clawback/Recoupment Policy. You agree that you will be subject to any compensation clawback or recoupment policies of the Company as approved by the Board of Directors or a duly authorized committee thereof that are generally applicable to the Company’s senior management, as may be in effect from time to time, or as required by applicable law. This Section 2.6 shall survive the termination of this Offer Letter for a period of three (3) years.

3.	Employment At Will

The Company or you may terminate your employment with Company at any time for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company other than you. This Section 3 shall survive any termination or expiration of this Offer Letter.

4.	Termination of Employment

4.1. Termination by Executive. You may terminate your employment upon notice to the Company. In the event that you elect to terminate your employment other than for Good Reason (as defined below), the Company shall pay you all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Offer Letter shall terminate.

4.2. Termination by the Company for Cause. In the event that the Company terminates your employment for Cause, the Company shall pay you all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Offer Letter shall terminate. For the purposes of this Offer Letter, termination shall be for “Cause” if (i) you refuse or fail to act in accordance with any lawful order or instruction of the Board of Directors of the Company, and such refusal or failure to act has not been cured within 30 days of notice of such disobedience, (ii) you fail to devote reasonable attention and time during normal business hours to the business affairs of the Company or you are reasonably determined by the Board of Directors to have been unfit (other than as a result of an Incapacity), unavailable for service (other than as a result of an Incapacity) or grossly negligent in connection with the performance of your duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within 30 days of notice of the same; (iii) you are reasonably determined by the Board of Directors to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of your duties on behalf of the Company; (iv) you are convicted of or plead no contest to a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (v) you materially breach any agreement with the Company which breach has not been cured within 30 days notice of the same. For purposes of this Offer Letter, the term “without Cause” shall mean termination of your employment for reasons other than for “Cause.”

4.3. Termination by the Company without Cause or Termination by Executive for Good Reason. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, and in either case a Separation (as defined below) occurs, the Company shall pay you all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and you shall be entitled to receive the severance payments and benefits set forth below in this Section 4.3; provided, however, that such severance and benefits are conditioned on your execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit A, and thereafter the Company’s obligations under this Offer Letter shall terminate. You shall execute and return such release agreement no later than sixty (60) days from the date of your Separation (the sixtieth day, the “Release Date”). For purposes of this Offer Letter,

The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

Termination shall be for “Good Reason” if (i) there is a material reduction or degradation of your reporting relationship, job duties, title, responsibilities or requirements that is inconsistent with the position or positions listed in the first paragraph of this Offer Letter and your prior reporting relationship, duties, responsibilities or requirements, in each case without your written consent, (ii) there is a reduction by the Company in your base compensation (annual salary and target bonus), as in effect immediately prior to such reduction, without your consent, (iii) there is a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced or (iv) your principal work location is relocated more than 50 miles away from the Company’s current headquarters without your consent. You agree that you may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for you to terminate your employment for Good Reason. A condition shall not be considered “Good Reason” unless you give the Company written notice of such condition within ninety (90) days after such condition comes into existence and the Company fails to remedy such condition within thirty (30) days after receiving your written notice (if capable of remedy).

4.3.1. Target Bonus and Base Salary. The Company shall pay to you, or to your beneficiaries or estate as appropriate, subject to standard deductions and withholdings, the sum of (i) an amount equal to twelve (12) months of your then current base salary (if the base salary was reduced in an act constituting Good Reason, then the higher amount shall be paid) plus (ii), in the event that a Separation occurs more than three (3) months after commencement of a Company fiscal year, your Target Bonus for such partially completed bonus period, as if the applicable performance criteria and Company financial goals had been achieved completely, pro rated based on the number of days actually elapsed through the date of termination in the bonus period in which such termination occurs (such base salary plus potential prorated Target Bonus, the “Cash Severance Benefits”). Such Cash Severance Benefits shall be payable in the form of salary continuation (with amounts attributable to the Target Bonus prorated monthly). Subject to timely receipt by the Company of the executed release agreement, the first payment of any such salary continuation shall be made within ten (10) days after the Release Date and shall include any salary continuation payments (including amounts attributable to the Target Bonus) that accrued to you post-termination of employment but that were not paid pending receipt of the executed release agreement.

4.3.2. Group Medical Coverage. The Company shall, following your timely election, provide you with continued coverage for one year after termination of your employment under the Company’s group health insurance plans in effect upon termination of your employment without Cause or for Good Reason in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to you. If COBRA or similar benefits are not available by law during any portion of the remainder of such one year period, then the Company shall pay you each month during which COBRA or similar benefits are not available by law an amount equal to the premium paid by you for the last month during which such COBRA or similar benefits were available.

4.4. Termination by the Company without Cause or by Executive for Good Reason at the Time of or within 12 Months After a Change of Control. In the event that, at the time of, in anticipation of or within twelve (12) months after a Change of Control (as defined below), the Company terminates your employment without Cause or you terminate your employment for Good Reason, and in either case a Separation occurs, the Company shall pay you all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and you shall be entitled to receive the severance payments and benefits set forth below in this Section 4.4; provided, however, that such severance and benefits are conditioned on your execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit A, and thereafter the Company’s obligations under this Offer Letter shall terminate. You shall execute and return such release agreement no later than the Release Date. For the purposes of this Offer Letter:

“Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of the Company to a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) which will continue the business of the Company in the future; or

(ii) A merger or consolidation involving the Company in which the shareholders of the Company immediately prior to such merger or consolidation are not the beneficial owners (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of more than 50% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of the Company immediately prior to such merger or consolidation; or

(iii) The acquisition of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of at least 50% of the total voting power of the outstanding voting securities of the Company by a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act).

For purposes of this Section 4.4, the term Company shall include any successor to Saba Software, Inc., a Delaware corporation.

4.4.1. Target Bonus and Base Salary. The Company shall pay to you, or to your beneficiaries or estate as appropriate, subject to standard deductions and withholdings, an amount equal to the product obtained by multiplying (i) 2.0 by (ii) the sum of (A) an amount equal to twelve (12) months of your then current base salary (if the base salary was reduced in an act constituting Good Reason, then the higher amount shall be paid) plus (B) your then current Target Bonus. Such amount shall be payable in the form of salary continuation. Subject to timely receipt by the Company of the executed release agreement, the first payment of any such salary continuation shall be made within ten (10) days after the Release Date and shall include any salary continuation payments (including amounts attributable to the Target Bonus) that accrued to you post-termination of employment but that were not paid pending receipt of the executed release agreement.

4.4.2. Acceleration of Vesting of Equity Awards. On the date of termination of your employment, 100% of the shares subject to any Equity Award Agreement (other than performance-based awards, which shall be subject to their terms at grant) then held by you, including without limitation, the options and RSUs described in Section 2.3, shall vest and, with respect to the option, become immediately exercisable.

4.4.3. Post Termination Exercise Period. Notwithstanding anything set forth in any existing stock options or, unless any future Equity Award Agreement contains language expressly modifying the provisions of this Offer Letter, any future stock options, the following additional provision shall apply:

You shall have until the first to occur of the following to exercise any stock option held by you on the date of termination of your employment: (i) the expiration of the maximum term of such option, (ii) the termination of the option in connection with a Change in Control or similar event as provided in the applicable option agreement and/or plan under which the option was granted, or (iii) six (6) months from the date of termination of your employment.

4.4.4. Group Medical Coverage. The Company shall, following your timely election, provide you with continued coverage for eighteen (18) months after termination of your employment under the Company’s group health insurance plans in effect upon termination of your employment in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to you. If COBRA or similar benefits are not available by law during any portion of the remainder of such eighteen (18) month period, then the Company shall pay you each month during which COBRA or similar benefits are not available by law an amount equal to the premium paid by you for the last month during which such COBRA or similar benefits were available.

4.5. Termination for Incapacity. In the event that you suffer an Incapacity during your employment, the Company may elect to terminate your employment pursuant to this Section 4.5. In such event, the Company shall pay you, or to your beneficiaries or estate if applicable, all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date on which an Incapacity is determined to exist (the “Determination Date”), less applicable standard deductions and withholdings. Thereafter the Company’s obligations under this Offer Letter shall terminate; provided, however, that nothing contained in this Offer Letter shall limit your rights to payments or other benefits under any long-term disability plans of the Company in which you participate, if any. For the purposes of this Offer Letter, you shall be deemed to have suffered an “Incapacity” if you shall, due to illness or mental or physical incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of the Company for a period of at least 180 days.

4.6. Termination upon Death. In the event that you die during your employment, your employment shall be deemed to have terminated upon the date of death. In such event, the Company shall pay your estate all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date of death. Thereafter the Company’s obligations under this Offer Letter shall terminate; provided, however, that nothing contained in this Offer Letter shall limit your estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which you participate or with respect to which you have designated a beneficiary, if any.

4.7. Limitation on Payments. In the event that any of the payments or benefits provided for in this Offer Letter or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4.7, would be subject to the excise tax imposed by Section 4999 of the Code, then your payments or benefits under this Offer Letter or otherwise will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 4.7 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 4.7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.7. The Company will bear all fees and costs payable to the Accountants in connection with any calculations contemplated by this Section 4.7. Any reduction in payments and/or benefits required by this Section 4.7 shall occur in the following order: (1) reduction of cash payments, (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the equity awards.

4.8. No Other Compensation or Benefits. You acknowledge that except as expressly provided in this Offer Letter, you will not be entitled to any additional compensation, severance payments or benefits after the termination of your employment.

5.	Termination Obligations

5.1. Return of Company’s Property. Without in any way limiting your obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.3, you hereby acknowledge and agree that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by you in the course of or incident to your employment, belong to Company and shall be promptly returned to Company upon termination of your employment.

5.2. Activities. In the event your employment is terminated without Cause or due to your Incapacity or you terminates your employment for Good Reason, in exchange for the payments by Company pursuant to Section 4.3 and 4.4 hereof, you agree that for a period of one (1) year after termination of your employment, you shall not, directly or indirectly on your behalf or as an officer, director, consultant, partner, owner, stockholder or employee of any partnership, corporation or other entity: (a) solicit for employment, employ or otherwise seek to retain, or retain the services of, any employee, officer, director or consultant of the Company, or solicit or otherwise induce any person to terminate his or her employment or other relationship with the Company; or (b) engage in any activity, in those states within the United States and those countries outside the United States in which the Company or any of its subsidiaries then conducts any business, where such activity is similar to and competitive with the activities carried on by the Company or any of its subsidiaries. You acknowledge that the nature of the Company’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between the Company’s place of business and the place of any competitive business.

5.3. Resignation. Upon the termination of your employment for any reason, you shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries or affiliates. You agree to execute and deliver such documents or instruments as are reasonably requested by the Company or any such subsidiary or affiliate to evidence such resignations.

5.4. Non-Disparagement. At any time during your employment with the Company or following termination of your employment, you will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that is intended to disparage, either professionally or personally, the Company or its subsidiaries and affiliates, past and present, and each of them, as well as its and their directors, officers, agents, attorneys, and employees.

5.5. Survival. The representations and warranties contained herein and your obligations under Sections 5 and 6 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of your employment and the expiration of this Offer Letter.

6.	Arbitration.

6.1. Offer Letter to Arbitrate Claims. The Company and you hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between you and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to your employment or your termination of employment shall be resolved by final, binding and confidential arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). Claims subject to arbitration shall include contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

6.2. Arbitrator. A neutral and impartial arbitrator shall be chosen by mutual agreement of you and the Company; however, if you and the Company are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.

6.3. Enforcement Actions. Either the Company or you may bring an action in court to compel arbitration under this Offer Letter and to enforce an arbitration award. Except as otherwise provided in this Offer Letter, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. All arbitration hearings under this Offer Letter shall be conducted in San Francisco, California.

6.4. Exceptions. Nothing in this Offer Letter precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party. By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, you may elect to use the court system to seek injunctive relief to protect your own inventions or trade secrets.

6.5. Governing Law. In ruling on procedural and substantive issues raised in arbitration, the Arbitrator shall in all cases apply the substantive law of the State of California.

6.6. Attorneys’ Fees. Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be borne equally by you and the Company, unless otherwise required by law.

6.7. Survival. The parties’ obligations under this Section 6 shall survive the termination of your employment with the Company and the expiration of this Offer Letter.

6.8. Acknowledgements. THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 6 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 6. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 6 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

7.	Expiration of Term

The terms of this Offer Letter are intended by the parties to govern your employment with the Company during your employment. Upon termination of your employment, this Offer Letter shall terminate and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Offer Letter.

8.	Amendments, Waivers

This Offer Letter may not be modified, amended, or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company other than you. No failure to exercise and no delay in exercising any right, remedy, or power under this Offer Letter shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Offer Letter preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

Notwithstanding the foregoing, you acknowledges that the Company, in the exercise of its sole discretion and without your consent, may amend or modify this Offer Letter to delay the payment of any severance or other benefits payable pursuant to this Offer Letter to the minimum extent necessary to meet the requirements of Section 409A of the Internal Revenue Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable.

9.	Assignment; Successors and Assigns

You agree that you may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Offer Letter, nor shall your rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Offer Letter shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Offer Letter and the performance of its obligations hereunder to any successor in interest.

10.	Entire Offer Letter; Severability; Enforcement

This Offer Letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof; provided, however, that to the extent of any conflict between the provisions of this Offer Letter, on the one hand, and either the Employee Proprietary Information and Inventions Agreement or Equity Award Agreement, on the other hand, the provisions of such Employee Proprietary Information and Inventions Agreement or Equity Award Agreement shall govern. If any provision of this Offer Letter, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Offer Letter and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

11.	Governing Law

The validity, interpretation, enforceability, and performance of this Offer Letter shall be governed by and construed in accordance with the law of the State of California.

12.	Acknowledgment

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Offer Letter, and (b) that they have read and understand the Offer Letter, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Offer Letter.

13.	Compliance with Section 409A of the Internal Revenue Code of 1986, as amended

If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of your Separation, then (a) the severance payments under Section 4, to the extent not exempt from Section 409A of the Code, shall accrue and, to the extent accrued, shall be made commencing the seventh month after your Separation.

14.	Notices

All notices or demands of any kind required or permitted to be given by the Company or you under this Offer Letter shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Saba Software, Inc. Attn: Chief Financial Officer 2400 Bridge Parkway Redwood Shores, CA 94065

If to you:	Shawn Farshchi c/o Saba Software, Inc. 2400 Bridge Parkway Redwood Shores, CA 94065

Any such written notice shall be deemed received when personally delivered or three days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the name specified in this section.

15.	Representations and Warranties.

You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Offer Letter, and that your execution and performance of this Offer Letter will not violate or breach any other agreements between you and any other person or entity.

16.	Counterparts

This Offer Letter may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

We are excited about your appointment to CEO and look forward to your leadership in guiding the Company to sustained success for stockholders, customers, partners and employees. On behalf of the Company’s Board of Directors, I would like to congratulate you on this significant achievement.

Sincerely,

/s/ William V. Russell

William V. Russell

Nonexecutive Chairman of the Board of Directors

Saba Software, Inc.

Acceptance

I accept the terms of my employment with the Company as set forth herein. I understand that this Offer Letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party.

/s/ Shawn Farshchi	August 6, 2013
Shawn Farshchi	Date

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In exchange for the severance payments and other benefits to which I would not otherwise be entitled, I hereby furnish Saba Software, Inc. and each of its subsidiaries and affiliates (collectively, the “Company”) with the following release and waiver.

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination Act of 1990; the Delaware Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; emotional distress; and breach of the implied covenant of good faith and fair dealing, provided, however, that this Release shall not apply to claims or causes of action for defamation, libel, invasion of privacy or indemnification for third party claims against you in accordance with the Company’s charter documents or as otherwise provided in a written agreement between the Company and you.

In granting the releases herein, I acknowledge that I understand that I am waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Offer Letter.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have 21 days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven day revocation period has expired.

Date:
Shawn Farshchi